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Exhibit 5.1

February _, 2006


Board of Directors
Dragon International Group Corp.
Bldg 14
Suite A09, International Trading Center,
29 Dongdu Road

     Re:  Dragon International Group Corp.
          Form SB-2/A1 Registration Statement and related Prospectus

Dear Sirs/Madam:

We have acted as counsel to Dragon International Group Corp. ("Registrant"), a Nevada corporation, in connection with the preparation of the above-referenced SB-2 Registration Statement and related Prospectus ("Registration Statement"), relating to the registration of up to 35,463,165 shares of common stock, $.001 par value per share to be offered by the Registrant's Selling Shareholders (as defined in the Prospectus). We have examined the Articles of Incorporation and amendments thereto and By-laws of the Registrant, and such other documents as we have deemed relevant and material. Based on the foregoing, and certain representations of the officers, directors and representatives of the Registrant, it is the opinion of this office that:

     1. The Registrant has been duly organized and is validly existing and in good standing in the State of Nevada, the jurisdiction of its incorporation.

     2. The aforementioned securities to be registered pursuant to the Registration Statement have been duly and validly authorized by the requisite corporate action in accordance with the general requirements of corporation law.

     3. When, as and if the aforementioned securities are delivered against payment in accordance with the Registration Statement, and related Prospectus, such securities will be validly authorized and issued, fully paid and nonassessable in accordance with the general requirements of Nevada corporation law including the statutory provisions, all applicable provisions of the Nevada Constitution and reported judicial decisions interpreting those laws.

     We hereby consent to the use of the opinion of this office as Exhibit 5.1 to the Registration Statement of the Registrant, and further consent to the reference to our name in such Registration Statement, as amended, and related Prospectus.

Yours truly,

ANDREW I. TELSEY, P.C.